Exhibit 99.1

Boston Life Sciences Announces $12.7 Million Private Placement of Common Stock

BOSTON—(BUSINESS WIRE)—August 30, 2005—Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that it has entered into a common stock purchase agreement with a group of accredited investors pursuant to which such investors, subject to the right of participation by certain existing stockholders of the Company, have irrevocably agreed to purchase from the Company 6,000,000 shares of the Company’s common stock at a per share price of $2.13. The closing of the financing shall occur on or before September 7, 2005 and gross proceeds to the Company shall be approximately $12.7 million. The Company has agreed to file a registration statement relating to the resale of the common stock sold in the financing upon request of the investors.

The securities to be offered in the proposed financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Boston Life Sciences, Inc.

Boston Life Sciences, Inc. (BLSI) is engaged in the research and clinical development of diagnostic and therapeutic products for central nervous system (CNS) disorders. ALTROPANE® molecular imaging agent is in Phase III clinical trials for the diagnosis of Parkinsonian Syndrome (PS) and a Phase II clinical trial for the diagnosis of Attention Deficit Hyperactivity Disorder (ADHD). The Company’s research and pre-clinical CNS programs include Inosine for the treatment of stroke, O-1369 for the treatment of Parkinson’s disease and FLUORATEC™, a second generation molecular imaging agent, for PS and ADHD. BLSI’s current research collaborations include Harvard Medical School, Children’s Hospital of Boston and the University of Massachusetts-Worcester.

Forward-Looking Statements

The foregoing press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Boston Life Sciences’ expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the Company’s Quarterly Report on form 10-Q for the quarter ended June 30, 2005, filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Boston Life Sciences from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Boston Life Sciences, Inc. is providing the information in this press release as of this date and does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

ALTROPANE® is a registered trademark and FLUORATEC™ is a trademark of Boston Life Sciences, Inc.

Contact:	Sharon Correia 508-497-2360 ext 224
Boston Life Sciences, Inc.
scorreia@bostonlifesciences.com

Source:	Boston Life Sciences, Inc.